                                                                 EXHIBIT 99-3

           SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS

     Earnings per share were $0.75 for the first quarter of 1997 as compared to $0.74 for the first quarter of 1996. Earnings were positively impacted by continued customer growth contributing to increased electric sales and gas deliveries. The 1996 earnings were positively impacted by a settlement agreement with the DOE resolving all spent nuclear fuel storage and disposal issues at Fort St. Vrain (See Note 3. Commitments and Contingencies).

RECENT DEVELOPMENTS

ACQUISITION OF YORKSHIRE ELECTRICITY

     On April 1, 1997, Yorkshire Holdings, a joint venture between PSCo and AEP, declared the cash tender offer for all the outstanding and to be issued ordinary shares of Yorkshire Electricity wholly unconditional in all respects and, thereby, committed the joint venture to purchase all the outstanding shares of Yorkshire Electricity. As of June 30, 1997, valid acceptances of Yorkshire Holdings' offer to purchase shares of Yorkshire Electricity had been received representing virtually 100% of Yorkshire Electricity's issued share capital.

     Total consideration paid by Yorkshire Holdings was approximately $2.4 billion (1.5 billion pounds sterling). Effective April 1, 1997, PSCo, through New Century International, Inc., recorded its 50% ownership interest in Yorkshire Electricity with a total equity investment of approximately $360 million. This investment is being accounted for using the equity method of accounting. For a more detailed discussion regarding this acquisition, see
Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements.

     On July 2, 1997, the United Kingdom's Labour Party proposed a budget that includes a windfall tax on certain privatized business entities. The windfall tax liability for Yorkshire Electricity is estimated to be 135 million pounds sterling ($222 million). The tax is expected to be enacted in the third quarter of 1997 and would be payable in two installments with the first in December 1997 and the second installment a year later. PSCo's share of the proposed tax is estimated to be approximately $111 million. The net earnings effect on PSCo of the proposed tax is currently being assessed and is expected to be recorded when the proposed tax is enacted.

CAROLINA ENERGY LIMITED PARTNERSHIP INVESTMENT

     The Carolina Energy Partnership, a waste-to-energy cogeneration facility, was originally scheduled to be completed later in 1997 but was halted pending an independent analysis of the project's engineering and financial viability. Additionally, the banks providing debt financing to the project withheld funds for continued construction. Quixx, UE, other equity owners, senior creditors and the constructor have been unable to restructure the project on mutually agreeable terms. The construction contractor is demobilizing and, in June 1997, the creditors initiated remedies provided under the credit agreement. Accordingly, Management has determined it is unlikely the project will be completed under the present ownership, if at all, and Quixx's and UE's investments in the Carolina Energy Limited Partnership are unlikely to be recovered.

     As a consequence, in June 1997, Quixx wrote-off its investment of approximately $13.6 million in the Carolina Energy Limited Partnership. Additionally, UE wrote-off its net investment of approximately $2.4 million in this same partnership. Quixx held a one-third ownership interest, including a 1% general partnership interest, in the partnership. UE's net investment in the partnership was comprised of subordinated debt, the related interest receivable, as well as fees for engineering services.

ELECTRIC OPERATIONS

     The following table details the change in electric operating revenues and energy costs for the first quarter of 1997 as compared to the same period in 1996.
                                                 INCREASE (DECREASE)
                                               ----------------------
                                               (THOUSANDS OF DOLLARS)
Electric operating revenues:
 Retail...........................................    $ 9,467
 Wholesale........................................      4,043
 Non-regulated power marketing....................      5,648
 Other (including unbilled revenues)..............     (8,467)
                                                      -------
  Total revenues..................................     10,691
Fuel used in generation...........................      4,149
Purchased power...................................      1,688
                                                      -------
  Net increase in electric margin.................    $ 4,854
                                                      =======

     The following table compares electric Kwh sales by major customer classes for the first quarter of 1997 and 1996.

                                  MILLIONS OF KWH SALES
                                  ---------------------
                                       1997     1996        % CHANGE*
                                      ------  ------        ----------
Residential ......................     2,603   2,536           2.6%
Commercial and Industrial ........     6,458   6,316           2.2
Public Authority..................       176     178           (.7)
                                      ------  ------
  Total Retail....................     9,237   9,030           2.3
Wholesale.........................     2,299   2,223           3.4
Non-regulated power marketing.....       367       -             -
                                      ------  ------
  Total...........................    11,903  11,252           5.8
                                      ======  ======

* Percentages are calculated using unrounded amounts

     Electric margin increased in the first quarter of 1997, when compared to the first quarter of 1996, primarily due to higher electric Kwh sales resulting from customer growth offset, in part, by PSCo rate reductions effective October 1, 1996 and February 1, 1997, which resulted from the settlement of the Merger proceedings in Colorado, and lower SPS rates due to interruptible rates available to certain classes of retail customers in Texas and New Mexico. Power marketing activities by non-regulated subsidiaries initiated in the third quarter of 1996 have contributed to increased operating revenues, however, the margin on such sales is minimal.

     The Company's regulated subsidiaries have cost adjustment mechanisms which recognize the majority of the effects of changes in fuel used in generation and purchased power costs and allow recovery of such costs on a timely basis. As a result, the changes in revenues associated with these mechanisms during the first quarters of 1997 and 1996 had little impact on net income. However, in its decision on the Merger, the CPUC replaced PSCo's ECA with an ICA, effective October 1, 1996, which allows for a 50%/50% sharing of certain fuel and energy cost increases and decreases among customers and shareholders. The change did not impact the cost recoveries for the first quarter of 1997.

     Fuel used in generation expense increased approximately 2.9% during the first quarter of 1997, as compared to the same quarter in 1996, primarily due to higher natural gas and coal costs. This increase was offset, in part, by decreased generation levels at PSCo's power plants.

     Purchased power expense increased approximately 1.3% during the first quarter of 1997, as compared to the same quarter in 1996. This increase is primarily due to an increase in the amount of power purchased by SPS compared to first quarter 1996, as well as an increase in power marketing sales.

GAS OPERATIONS

     The following table details the change in revenues from gas sales and gas purchased for resale for the first quarter of 1997 as compared to the same period in 1996.
                                                          INCREASE (DECREASE)
                                                        ----------------------
                                                        (THOUSANDS OF DOLLARS)

Revenues from gas sales (including unbilled revenues) ......      48,470
Gas purchased for resale ...................................      46,628
                                                                --------
 Net increase in gas sales margin ..........................    $  1,842
                                                                ========

     The following table compares gas dekatherm (Dth) deliveries by major customer classes for the first quarter of 1997 and 1996.

                                 MILLIONS OF DTH DELIVERIES
                                 --------------------------
                                       1997      1996         % CHANGE*
                                       ----      ----         ----------
Residential.......................     39.6      39.0            1.4%
Commercial........................     21.3      22.3           (4.4)
Non-regulated gas marketing.......     15.6       0.7             **
                                      -----      ----
 Total Sales......................     76.5      62.0           23.4
Gathering and Processing..........      0.1       0.2             **
Transportation....................     25.1      22.3           12.6
                                      -----      ----
 Total............................    101.7      84.5           20.3
                                      =====      ====

*  Percentages are calculated using unrounded amounts
** Percentage change is significant, but presentation of the amount is not meaningful

     Gas sales margin increased in the first quarter of 1997, when compared to the first quarter of 1996, primarily due to an increase in PSCo's base revenues associated with the higher rates effective February 1, 1997, resulting from PSCo's 1996 rate case and higher retail gas sales resulting from annual customer growth of approximately 3.5%. In addition, gas marketing activities by non-regulated subsidiaries favorably contributed to the increase in gas sales margin. Gas costs were higher during the first quarter of 1997, as compared to the same period of 1996, as a result of higher gas prices incurred through the winter heating season.

     Gas transportation, gathering, processing and other revenues increased $1.1 million during the first quarter of 1997, when compared to the first quarter of 1996, primarily due to an increase in transport deliveries. The higher transport deliveries are attributable to the shifting of various commercial sales customers to firm transport customers. Historically, this shifting has not had an impact on gas margin and is not expected to have an impact in the future.

     PSCo and Cheyenne have in place GCA mechanisms for natural gas sales, which recognize the majority of the effects of changes in the cost of gas purchased for resale and adjust revenues to reflect such changes in cost on a timely basis. As a result, the changes in revenues associated with these mechanisms during the first quarters of 1997 and 1996 had little impact on net income. However, the fluctuations in gas sales impact the amount of gas the Company's gas utilities must purchase and, therefore, along with the increases and decreases in the per-unit cost of gas, affect total gas purchased for resale.

NON-FUEL OPERATING EXPENSES

     Other operating and maintenance expenses increased $3.3 million during the first quarter of 1997, as compared to the same period in 1996, primarily due to the favorable impact on 1996 first quarter earnings of the February 9, 1996 settlement agreement with the DOE resolving all spent nuclear fuel storage and disposal issues at Fort St. Vrain (approximately $16 million) offset, in part, by costs incurred during the first quarter of 1996 associated with the settlement agreement of certain environmental issues related to the operations of the Hayden Steam Electric Generation Station.
In addition, the current period results were favorably impacted by lower employee benefit costs and other general reductions resulting from the Company's cost containment efforts.

     Depreciation and amortization expense increased $6.7 million in the first quarter of 1997, as compared to the same period in 1996, primarily due to the depreciation of property additions and the higher amortization of software costs.

     The decrease in income taxes for the first quarter of 1997, as compared to the same period in 1996, is primarily due to lower pre-tax income, the tax effects of recognizing certain non-deductible environmental and Merger costs in 1996 and the prior year accrual for additional tax liabilities.

     Miscellaneous income and deductions - net increased $3.7 million primarily due to lower merger and business integration costs in 1997 and higher interest income on temporary cash investments, which resulted from the borrowings in anticipation of the investment to be made in acquiring Yorkshire Electricity.

     Interest charges and preferred dividends increased $5.8 million during the first quarter of 1997, when compared to the same quarter in 1996, primarily due to interest on borrowings utilized to finance capital expenditures and the anticipated acquisition of Yorkshire Electricity. These borrowings included the issuance of $75 million and $250 million of medium-term notes in January and March 1997, respectively. Additionally, dividends on SPS obligated mandatorily redeemable preferred securities of subsidiary trust increased due to the October 1996 issuance of $100 million of SPS Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust.

COMMON STOCK DIVIDEND

     It is currently anticipated that the Company will initially pay dividends on its common stock of $2.32 per share annually. The Company's common stock dividend level is dependent upon the Company's results of operations, financial position, cash flow, capital requirements and other relevant considerations. The Board of Directors will evaluate the common stock dividend on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS - THREE MONTHS ENDED MARCH 31
                                                   1997      1996   Decrease
                                                   ----      ----   --------
Net cash provided by operating activities
  (IN MILLIONS)                                    $79.9    $137.3   $(57.4)

     Cash provided by operating activities decreased in the first three months of 1997, when compared to the first three months of 1996, primarily due to the increase in payments to gas suppliers resulting from the higher gas costs in late 1996 and early 1997. A portion of these higher gas costs have been deferred through the GCA and will be recovered from customers in the future. These decreases were offset, in part, by an increase in accounts receivable which was attributable to a gas refund made late in 1995 that was applied directly to customers' accounts and served to lower cash receipts during the first quarter of 1996.

                                                   1997      1996   Decrease
                                                   ----      ----   --------
Net cash used in investing activities
   (IN MILLIONS)                                  $(85.6)   $(90.7)   $(5.1)

     Cash used in investing activities decreased during the three months ended March 31, 1997, when compared to the same period in 1996, primarily due to lower construction expenditures.

                                                   1997      1996   Increase
                                                   ----      ----   --------
Net cash provided by (used in) financing
   activities (IN MILLIONS)                       $374.8    $(50.3)  $425.1

     Cash provided by financing activities increased (indicating that there were more borrowings) in the first three months of 1997, when compared to the first three months of 1996, primarily due to PSCo's issuance of $75 million and $250 million of medium term notes in January and March 1997, respectively. The proceeds from the $75 million financing were used to fund PSCo's construction program. PSCo used the proceeds from the $250 million medium term notes, together with additional borrowings of approximately $110 million on its short-term lines of credit, to fund its acquisition of Yorkshire Electricity. Both PSCo and SPS increased short-term borrowings during the first quarter of 1997 compared to the first quarter of 1996.

                NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
             SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET
                                 (UNAUDITED)
                           (THOUSANDS OF DOLLARS)
                               MARCH 31, 1997

                                    ASSETS

Property, plant and equipment, at cost:
 Electric                                                                 $6,531,741
 Gas                                                                       1,067,579
 Steam and other                                                             116,525
 Common to all departments                                                   429,123
 Construction in progress                                                    211,926
                                                                          ----------
                                                                           8,356,894
 Less: accumulated depreciation                                            3,036,198
                                                                          ----------
   Total property, plant and equipment                                     5,320,696
                                                                          ----------



Investments, at cost, and receivables                                         78,211
                                                                          ----------



Current assets:
 Cash and temporary cash investments                                         419,127
 Accounts receivable, less reserve for uncollectible accounts of $6,026      267,773
 Accrued unbilled revenues (Note 1)                                           85,626
 Recoverable purchased gas and electric energy costs - net (Note 1)           74,821
 Materials and supplies, at average cost                                      65,568
 Fuel inventory, at average cost                                              26,890
 Gas in underground storage, at cost (LIFO)                                   19,954
 Regulatory assets recoverable within one year (Note 1)                       44,020
 Prepaid expenses and other                                                   45,576
                                                                          ----------
  Total current assets                                                     1,049,355
                                                                          ----------



Deferred charges:
 Regulatory assets (Note 1)                                                  431,317
 Unamortized debt expense                                                     21,722
 Other                                                                       101,931
                                                                          ----------
  Total deferred charges                                                     554,970
                                                                          ----------
                                                                          $7,003,232
                                                                          ----------
                                                                          ----------

    The accompanying notes to supplemental consolidated condensed financial statements are an integral part of these financial statements.

                 NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET
                                 (UNAUDITED)
                            (THOUSANDS OF DOLLARS)
                                MARCH 31, 1997

                            CAPITAL AND LIABILITIES

Common stock                                                                      $1,414,274
Retained earnings                                                                    794,575
                                                                                  ----------
 Total common equity                                                               2,208,849

Preferred stock of subsidiaries:
 Not subject to mandatory redemption                                                 140,008
 Subject to mandatory redemption at par                                               39,913
SPS obligated mandatorily redeemable preferred securities of subsidiary trust
 holding solely subordinated debentures of SPS                                       100,000
Long-term debt of subsidiaries                                                     2,103,413
                                                                                  ----------
                                                                                   4,592,183
                                                                                  ----------

Noncurrent liabilities:
 Employees' postretirement benefits other than pensions                               59,098
 Employees' postemployment benefits                                                   26,522
                                                                                  ----------
  Total noncurrent liabilities                                                        85,620
                                                                                  ----------

Current liabilities:
 Notes payable and commercial paper                                                  414,986
 Long-term debt due within one year                                                  255,305
 Preferred stock subject to mandatory redemption within one year                       2,576
 Accounts payable                                                                    231,152
 Dividends payable                                                                    37,210
 Recovered purchased gas and electric energy costs - net (Note 1)                          -
 Customers' deposits                                                                  28,047
 Accrued taxes                                                                        99,623
 Accrued interest                                                                     37,557
 Current portion of defueling and decommissioning liability (Note 3)                   7,913
 Current portion of accumulated deferred income taxes                                 17,712
 Other                                                                                83,097
                                                                                  ----------
  Total current liabilities                                                        1,215,178
                                                                                  ----------

Deferred credits:
 Customers' advances for construction                                                 47,425
 Unamortized investment tax credits                                                  110,333
 Accumulated deferred income taxes                                                   911,676
 Other                                                                                40,817
                                                                                  ----------
  Total deferred credits                                                           1,110,251

Commitments and contingencies (Note 3)                                            $7,003,232
                                                                                  ----------
                                                                                  ----------

    The accompanying notes to supplemental consolidated condensed financial statements are an integral part of these financial statements.

                   NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
             SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                   (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
                    THREE MONTHS ENDED MARCH 31, 1997 AND 1996


                                                                    1997      1996
                                                                  --------  --------
Operating revenues:
  Electric......................................................  $588,448  $577,757
  Gas...........................................................   291,825   242,228
  Other.........................................................    18,682    18,496
                                                                  --------  --------
                                                                   898,955   838,931
Operating expenses:
  Fuel used in generation.......................................   148,879   144,730
  Purchased power...............................................   127,833   126,145
  Gas purchased for resale......................................   207,352   160,724
  Other operating expenses......................................   112,848   107,927
  Maintenance...................................................    22,044    23,685
  Depreciation and amortization.................................    61,087    54,425
  Taxes (other than income taxes)...............................    34,014    33,838
  Income taxes .................................................    45,609    52,168
                                                                  --------  --------
                                                                   759,666   703,642
                                                                  --------  --------
Operating  income...............................................   139,289   135,289

Other income and deductions:
  Allowance for equity funds used during construction...........         5       511
  Miscellaneous income and deductions - net.....................    (3,411)   (7,609)
                                                                  --------  --------
                                                                    (3,406)   (7,098)

Interest charges and preferred dividends:
  Interest on long-term debt....................................    37,931    33,055
  Amortization of debt discount and expense less premium........     1,490     1,495
  Other interest................................................    15,701    16,255
  Allowance for borrowed funds used during construction.........    (2,301)   (1,925)
  Dividends on SPS obligated  mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated
    debentures of SPS............................................    1,963         -
  Dividend requirements on preferred stock of subsidiaries.......    2,943     3,093
                                                                  --------  --------
                                                                    57,727    51,973
                                                                  --------  --------
Net income....................................................... $ 78,156  $ 76,218
                                                                  --------  --------
                                                                  --------  --------
Weighted average common shares outstanding.......................  103,994   102,551
                                                                  --------  --------
                                                                  --------  --------
Earnings per weighted average share of common stock outstanding   $   0.75  $   0.74
                                                                  --------  --------
                                                                  --------  --------

    The accompanying notes to supplemental consolidated condensed financial statements are an integral part of this statement.

                   NEW CENTURY ENERGIES INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                               (UNAUDITED)
                          (THOUSANDS OF DOLLARS)
                 THREE MONTHS ENDED MARCH 31, 1997 AND 1996


                                                              1997       1996
                                                           ----------  --------

Operating activities:
 Net income............................................... $  78,156   $ 76,218
 Adjustments to reconcile net income to net
  cash provided by operating activities (Note 1):
    Depreciation and amortization.........................    62,162     55,666
    Amortization of investment tax credits................    (1,314)    (1,304)
    Deferred income taxes.................................    18,490     14,253
    Allowance for equity funds used during construction...        (5)      (511)
    Change in accounts receivable.........................    18,139    (27,224)
    Change in inventories.................................    24,221     31,299
    Change in other current assets........................    (7,015)    13,411
    Change in accounts payable............................  (107,695)    18,982
    Change in other current liabilities...................     6,414    (22,196)
    Change in deferred amounts............................   (10,766)    (3,011)
    Change in noncurrent liabilities......................      (574)   (19,658)
    Other.................................................      (296)     1,396
                                                           ----------  --------
      Net cash provided by operating activities...........    79,917    137,321

Investing activities:
 Construction expenditures................................   (89,904)   (92,992)
 Allowance for equity funds used during construction......         5        511
 Proceeds from disposition of property, plant and
   equipment..............................................     1,244        734
 Purchase of other investments............................    (1,125)    (1,316)
 Sale of other investments................................     4,205      2,394
                                                           ----------  --------
     Net cash used in investing activities................   (85,575)   (90,669)

Financing activities:
 Proceeds from sale of common stock (Note 1)..............     7,658      7,317
 Proceeds from sale of long-term notes and bonds (Note 1).   323,733     60,000
 Redemption of long-term notes and bonds..................   (16,510)   (17,223)
 Short-term borrowings - net..............................   116,425    (45,331)
 Redemption of preferred stock............................         -       (260)
 Dividends on common stock................................   (56,536)   (54,818)
                                                           ----------  --------
  Net cash provided by (used in) financing activities.....   374,770    (50,315)
                                                           ----------  --------
  Net increase (decrease) in cash and temporary cash
   investments............................................   369,112     (3,663)
  Cash and temporary cash investments at beginning of
   period.................................................    50,015     28,306
                                                           ----------  --------
  Cash and temporary cash investments at end of period.... $ 419,127   $ 24,643
                                                           ----------  --------
                                                           ----------  --------

    The accompanying notes to supplemental consolidated condensed financial statements are an integral part of these financial statements.

                   NEW CENTURY ENERGIES INC. AND SUBSIDIARIES

        NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND SUPPLEMENTAL FINANCIAL STATEMENTS (BASIS OF PRESENTATION)

     Effective August 1, 1997, following the receipt of all required state and Federal regulatory approvals, PSCo and SPS combined to form NCE. The supplemental consolidated condensed financial statements reflect the accounting for the Merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operation, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial condition or cash flows. Certain items have been reclassified in the accompanying consolidated financial statements to conform to the presentation expected to be used by the Company.

     The supplemental consolidated condensed financial statements reflect the conversion of each outstanding share of PSCo Common Stock into one share of NCE Common Stock, and each outstanding share of SPS Common Stock into 0.95 of one share of NCE Common Stock in accordance with the terms of the Merger Agreement.

       References to the Company are to NCE on a consolidated basis; however, in certain circumstances, the separate subsidiaries are separately referred to in order to distinguish between the different business activities of the companies.

     Operating revenues and net income for the three months ended March 31, 1997 and March 31, 1996, consistent with the NCE presentation were as follows (in millions):

                                         PSCo     SPS      NCE*
                                         ----     ---      ----
Three months ended March 31, 1997:
   Operating revenues                    $678     $221     $899
   Net income                              63       18       78

Three months ended March 31, 1996:
   Operating revenues                    $623     $216     $839
   Net income                              64       15       76

* NCE's net income is net of dividend requirements on preferred stock of subsidiaries

BUSINESS, UTILITY OPERATIONS AND REGULATION

     NCE will be a registered holding company under the PUHCA whose utility subsidiaries are engaged in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. Both the Company and its subsidiaries are subject to the regulatory provisions of the PUCHA. The utility subsidiaries are subject to regulation by the FERC and state utility commissions in Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. Over 90% of the Company's revenues are derived from its regulated utility operations.

     REGULATORY ASSETS AND LIABILITIES

     The Company's regulated subsidiaries prepare their financial statements in accordance with the provisions of SFAS 71, as amended. SFAS 71 recognizes that accounting for rate regulated enterprises should reflect the relationship of costs and revenues introduced by rate regulation. A regulated utility may defer recognition of a cost (a regulatory asset) or recognize an obligation (a regulatory liability) if it is probable that, through the ratemaking process, there will be a corresponding increase or decrease in revenues. During 1996, NCE's subsidiaries adopted SFAS 121 which imposes stricter criteria for the continued recognition of regulatory assets on the balance sheet by requiring that such assets be probable of future recovery at each balance sheet date.
The adoption of this statement did not have a material impact on the Company's results of operations, financial position or cash flows. The following regulatory assets are reflected in the Company's supplemental consolidated condensed balance sheet:

                                             MARCH 31,  DECEMBER 31,
                                               1997        1996
                                             --------    --------
                                            (THOUSANDS OF DOLLARS)

Nuclear decommissioning costs...........     $ 81,474    $ 89,731
Income taxes............................      175,623     179,757
Employees' postretirement benefits
  other than pensions...................       58,974      57,641
Early retirement costs..................       14,926      15,505
Employees' postemployment benefits......       24,700      24,797
Demand-side management costs............       45,074      41,462
Unamortized debt reacquisition costs....       38,904      39,794
Thunder Basin judgment..................       22,346           -
Other...................................       13,316      17,424
                                             --------    --------
  Total.................................      475,337     466,111
Classified as current...................       44,020      52,110
                                             --------    --------
Classified as noncurrent................     $431,317    $414,001
                                             ========    ========

     The regulatory assets of the Company's regulated subsidiaries as of March 31, 1997 are reflected in rates charged to customers over periods ranging from two to thirty years. The Company believes its utility subsidiaries will continue to be subject to rate regulation. In the event that a portion of the Company's operations is no longer subject to the provisions of SFAS 71 as a result of a change in regulation or the effects of competition, the Company's subsidiaries could be required to write-off related regulatory assets, determine any impairment to other assets resulting from deregulation and write-down any impaired assets to their estimated fair value which could have a material adverse effect on the Company's financial position, results of operations or cash flows.

     Effective July 1, 1993, PSCo began collecting from customers nuclear decommissioning costs expected to total approximately $124.4 million (plus a 9% carrying cost). Such amount, which is being collected over a twelve year period, represented the inflation-adjusted estimated remaining cost of decommissioning activities not previously recognized as expense at the time of CPUC approval. PSCo is recovering approximately $13.9 million per year from its customers for such costs.

     On January 27, 1997, the CPUC issued its order on PSCo's 1996 gas rate case. The CPUC allowed recovery of postemployment benefit costs on a accrual basis under SFAS 112 and denied amortization of the approximately $8.7 million regulatory asset recognized upon the adoption of SFAS 112. PSCo has appealed in the district court the decision related to this issue and is assessing the impact of this decision on the future recovery of the electric jurisdictional portion of postemployment benefit costs totaling approximately $13.8 million. PSCo believes that it will be successful on appeal and that the associated regulatory asset is realizable. If PSCo is ultimately unsuccessful, these amounts will be written off.

     In early 1997, SPS recorded an approximately $22.3 million regulatory asset associated with the Thunder Basin judgment pending authorization of recovery from the PUCT and the NMPUC. Management believes that the judgment amount paid is recoverable from customers. On September 17, 1996, the FERC issued an order granting SPS conditional approval to collect the FERC jurisdictional portion of the judgment from wholesale customers. Therefore, Management believes that the ultimate resolution will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

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     Certain costs associated with PSCo's DSM programs are deferred and recovered in rates over five to seven year periods through the DSMCA. Non-labor incremental expenses, carrying costs associated with deferred DSM costs and incentives associated with approved DSM programs are recovered on an annual basis. Costs associated with SPS's DSM programs are also deferred and, as part of a negotiated settlement agreement reached in July 1995, will be included in rate base and cost of service in future PUCT proceedings.

     Costs incurred to reacquire debt prior to scheduled maturity dates are deferred and amortized over the life of the debt issued to finance the reacquisition or as approved by the applicable regulatory authority.

     RECOVERED/RECOVERABLE PURCHASED GAS AND ELECTRIC ENERGY COSTS - NET

     The Company's utility subsidiaries have adjustment mechanisms in place which allow for the recovery of certain purchased gas and electric energy costs in excess of the level of such costs included in base rates. Currently, these cost adjustment tariffs are revised periodically, as prescribed by the appropriate regulatory agencies, for any difference between the total amount collected under the clauses and the recoverable costs incurred.

     OTHER PROPERTY

     Property, plant and equipment includes approximately $18.4 million and $25.4 million, respectively, for costs associated with the engineering design of the future Pawnee 2 generating station and certain water rights located in southeastern Colorado, also obtained for a future generating station. PSCo is earning a return on these investments based on its weighted average cost of debt and preferred stock in accordance with a CPUC rate order.

MISCELLANEOUS INCOME AND DEDUCTIONS - NET

     Miscellaneous income and deductions - net includes items which are non-operating in nature or, in general, are not considered in the ratemaking process. Such items include, among other things, merger and business integration costs, contributions and gains and losses on the sale of property.

STATEMENTS OF CASH FLOWS - NON-CASH TRANSACTIONS

     Shares of PSCo common stock (250,058 in 1997 and 274,934 on 1996), valued at the market price on date of issuance (approximately $10 million for both years), were issued to the Employees' Savings and Stock Ownership Plan of Public Service Company of Colorado and Participating Subsidiary Companies. The estimated issuance values were recognized in other operating expenses during the respective preceding years. Shares of PSCo common stock (6,470 in 1996), valued at the market price on the date of issuance ($0.2 million in 1996), were issued to certain executives pursuant to the applicable provisions of the executive compensation plans.

     In February 1997, SPS recorded a regulatory asset and a liability for the Thunder Basin Coal Co. judgment and related costs which resulted in a non-cash transaction.

2.  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL ISSUES

     The Company and its subsidiaries are subject to various environmental laws, including regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. The Company and its subsidiaries assess, on an ongoing basis, measures to ensure compliance with laws and regulations related to hazardous materials and hazardous waste compliance and remediation activities.

ENVIRONMENTAL SITE CLEANUP

     As described below, PSCo has been or is currently involved with the clean-up of contamination from certain hazardous substances. In all situations, PSCo is pursuing or intends to pursue insurance claims and believes it will recover some portion of these costs through such claims. Additionally, where applicable, PSCo intends to pursue

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recovery from other Potentially Responsible Parties ("PRPs").  To the extent such costs are not recovered, PSCo currently believes it is probable that such costs will be recovered through the rate regulatory process. To the extent any costs are not recovered through the options listed above, PSCo would be required to recognize an expense for such unrecoverable amounts.

     Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the U.S. Environmental Protection Agency ("EPA") identified, and a Phase II environmental assessment revealed, low level, widespread contamination from hazardous substances at the Barter Metals Company ("Barter") properties located in central Denver. For an estimated 30 years, PSCo sold scrap metal and electrical equipment to Barter for reprocessing. PSCo has completed the cleanup of this site at a cost of approximately $9 million and has received responses from CDPHE indicating that no further action is required related to these properties. On January 3, 1996, in a lawsuit by PSCo against its insurance providers, the Denver District Court entered final judgment in favor of PSCo in the amount of $5.6 million for certain cleanup costs at Barter. Several appeals and cross appeals have been filed by one of the insurance providers and PSCo in the Colorado Court of Appeals. The insurance provider has posted supersedeas bonds in the amount of $9.7 million ($7.7 million attributable to the Barter judgment). On July 11, 1997, the Colorado Court of Appeals overturned the previously awarded $7.7 million judgment on the basis that the jury had not been properly instructed by the Judge regarding a narrow issue associated with some of the policies. A retrial is expected. Previously, PSCo had received certain insurance settlement proceeds from other insurance providers for Barter and other contaminated sites and a portion of those funds remains to be allocated to this site by the trial court. In addition, PSCo expects to recoup additional expenditures beyond insurance proceeds through the sale of the Barter property and from other PRPs. In August 1996, PSCo filed a lawsuit against four PRPs seeking recovery of certain Barter related costs.

     PCB presence was identified in the basement of an historic office building located in downtown Denver. The Company was negotiating the future cleanup with the current owners; however, on October 5, 1993, the owners filed a civil action against PSCo in the Denver District Court. The action alleged that PSCo was responsible for the PCB releases and additionally claimed other damages in unspecified amounts. On August 8, 1994, the Denver District Court entered a judgment approving a $5.3 million offer of settlement between PSCo and the building owners resolving all claims. In December 1995, complaints were filed by PSCo against all applicable insurance carriers in the Denver District Court. On June 30, 1997, the Court ruled in favor of the carriers on summary judgment motions addressing late notice and other issues. Two carriers were excluded from this proceeding. PSCo intends to pursue recovery from the remaining two carriers. Additionally, PSCo intends to appeal the decision to the Colorado Court of Appeals.

     The Ramp Industries disposal facility, located in Denver, Colorado has been designated by the EPA as a Superfund hazardous substance site pursuant to CERCLA. On November 29, 1995, PSCo received from the EPA a Notice of Potential Liability and Request for Information related to such site and PSCo has responded to this request. The EPA is conducting an investigation of the contamination at this site and is in the process of identifying the nature and quantities of hazardous wastes delivered to, processed and currently stored at the site by PRPs. In April, 1997, the EPA informed PSCo and more than 700 other PRPs (as well as the public) that it plans to thermally treat and dispose of Ramp hazardous substances off-site. The EPA estimates the total cost of this site remedy to be approximately $10 million. PSCo's insurance carriers have been notified of the EPA investigation.

     In addition to these sites, PSCo has identified several other sites where cleanup of hazardous substances may be required. While potential liability and settlement costs are still under investigation and negotiation, PSCo believes that the resolution of these matters will not have a material adverse effect on PSCo's financial position, results of operations or cash flows. PSCo fully intends to pursue the recovery of all significant costs incurred for such projects through insurance claims and/or the rate regulatory process.

OTHER ENVIRONMENTAL MATTERS

     Under the Clean Air Act Amendments of 1990 ("CAAA"), coal burning power plants are required to reduce SO2 and NOx emissions to specified levels through a phased approach. PSCo's and SPS's facilities must comply with the Phase II requirements, which will be effective in the year 2000. Currently, these regulations permit compliance with sulfur dioxide emission limitations by using SO2 allowances allocated to plants by the EPA, using allowances generated by reducing emissions at existing plants and by using allowances purchased from other companies. The Company expects to meet the Phase II emission standards placed on SO2 through the combination of: a) use of low sulfur coal, b) the operation of pollution control equipment on certain generation facilities, and
c) allowances issued by the EPA.  The

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Company will be required to modify certain boilers by the year 2000 to reduce the NOx emissions in order to comply with Phase II requirements. The estimated Phase II costs for future plant modifications to meet NOx requirements is approximately $13 million. The Company is studying its options to reduce NOx and SO2 emissions and, currently does not anticipate that these regulations will significantly impact its financial position, results of operations or cash flow.

HAYDEN STEAM ELECTRIC GENERATING STATION

     On May 21, 1996, PSCo and the other joint owners of Hayden Station reached an agreement, as discussed below, with a conservation organization, the CDPHE and the EPA which provides for a complete and final release of all civil claims for violations alleged in complaints filed by the conservation organization, CDPHE and EPA against the joint owners. The complaints filed, pursuant to provisions of the Federal Clean Air Act ("Clean Air Act"), by a conservation organization and the EPA alleged, among other things, that the station exceeded the 20% opacity limitations during various periods extending from 1988 to mid-1995. In August 1996, the U.S. District Court for the District of Colorado entered the settlement agreement which effectively resolved this litigation. PSCo is the operator and owns an average undivided interest of approximately 53% of the station's two generating units.

     In connection with the above settlement, the joint owners of the Hayden station, which is located in western Colorado, made the following payments in 1996: 1) a $2 million payment to the U.S. Treasury, 2) a contribution of $2 million to a "Land Trust Fund" to be used for the purchase of land and/or conservation easements in the Yampa Valley and 3) a contribution of $250,000 to be used for the conversion of vehicles and/or wood burning appliances to natural gas in the Yampa Valley. PSCo's portion of these costs was approximately $2.3 million. The joint owners have committed to the installation of emission control equipment on both generating units to reduce future particulate (opacity), SO2 and NOx emissions over the next three years. The joint owners estimate that the cost of installing emission control equipment capable of reducing the emissions to the levels required under the agreement, consisting of fabric filter dust collectors, lime spray dryers and low NOx burners on both units, is approximately $130 million, with PSCo's portion totaling approximately $70 million. Also, the settlement includes stipulated future penalties for failure to comply with the terms of the agreement, including specific provisions related to meeting construction deadlines associated with the installation of additional emission control equipment and complying with particulate, SO2 and NOx emissions limitations.

CRAIG STEAM ELECTRIC GENERATING STATION

     On October 9, 1996, a conservation organization filed a complaint in the U.S. District Court pursuant to provisions of the Clean Air Act against the joint owners of the Craig Steam Electric Generating Station located in western Colorado. Tri-State Generation and Transmission Association, Inc. is the operator of the Craig station and PSCo owns an undivided interest (acquired in April 1992) in each of two units at the station totaling approximately 9.7%.
The plaintiff alleged that: 1) the station exceeded the 20% opacity limitations in excess of 14,000 six minute intervals during the period extending from the first quarter of 1991 through the second quarter of 1996, and 2) the owners failed to operate the station in a manner consistent with good air pollution control practices. The complaint seeks, among other things, civil monetary penalties and injunctive relief. The Clean Air Act provides for penalties of up to $25,000 per day per violation, but the level of penalties imposed in any particular instance is discretionary. On December 2, 1996, the joint owners of the Craig station filed a motion to dismiss the complaint. PSCo does not believe that its potential liability or the future impact of this litigation on plant operations will have a material adverse impact on its results of operations, financial position, or cash flows.

FORT ST. VRAIN

     In 1989, PSCo announced its decision to end nuclear operations at Fort St. Vrain and to proceed with the defueling and decommissioning of the reactor. While the defueling of the reactor to the Independent Spent Fuel Storage Facility ("ISFSI") was completed in June 1992, several issues related to the ultimate storage/disposal of Fort St. Vrain's spent nuclear fuel remained unresolved.

     During 1994, PSCo recognized additional expenses aggregating approximately $43.4 million for increased costs associated with defueling and decommissioning and the impairment of certain property and inventory. The additional expense was primarily associated with radiation levels in the reactor being higher than originally anticipated and increased uncertainty related to spent fuel issues.

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     On February 9, 1996, PSCo and the DOE entered into an agreement resolving all the defueling issues. As part of this agreement, PSCo has agreed to the following: 1) the DOE assumed title to the fuel currently stored in the ISFSI,
2) the DOE will assume title to the ISFSI and will be responsible for the future defueling and decommissioning of the facility, 3) the DOE agreed to pay PSCo $16 million for the settlement of claims associated with the ISFSI, 4) ISFSI operating and maintenance costs, including licensing fees and other regulatory costs, will be the responsibility of the DOE, and 5) PSCo provided to the DOE a full and complete release of claims against the DOE resolving all contractual disputes related to storage/disposal of Fort St. Vrain spent nuclear fuel. On December 17, 1996, the DOE submitted a request to the Nuclear Regulatory Commission ("NRC") to transfer the title of the ISFSI. This request is being reviewed by the NRC and PSCo anticipates approval in mid-1997.

     On March 22, 1996, PSCo and the decommissioning contractors announced that the physical decommissioning activities at the facility have been completed. The final site survey was completed in late October 1996. NRC site release activities are continuing. PSCo requested the NRC to terminate the Part 50 license and it is anticipated that the license will be terminated by mid-1997. Under the Price-Anderson Act, PSCo remains subject to potential assessments levied in response to any nuclear incidents prior to early 1994.

     PSCo continues to maintain primary commercial nuclear liability insurance of $100 million for the Fort St. Vrain site and the adjoining ISFSI. PSCo also maintains coverage of $10 million to provide property damage and decontamination protection in the event of an accident involving the ISFSI. At March 31, 1997, a remaining $7.9 million defueling and decommissioning liability was reflected on the supplemental consolidated balance sheet. PSCo believes this remaining decommissioning liability is adequate to complete all final decommissioning activities.

     As a result of the DOE settlement, coupled with a complete review of expected remaining decommissioning costs and establishment of the anticipated refund to customers, pre-tax earnings for 1996 were positively impacted by approximately $16 million. In accordance with the 1991 CPUC approval to recover certain decommissioning costs, 50% of any cash amounts received from the DOE as part of a settlement, net of costs incurred by PSCo, including legal fees, is to be refunded or credited to customers. PSCo established an $8 million refund liability. In early 1997, such obligation was reduced by $1.1 million after amounts to be refunded were finally determined.

YORKSHIRE ELECTRICITY

     On April 1, 1997, Yorkshire Holdings, a joint venture between PSCo and AEP, declared the cash tender offer for all the outstanding and to be issued ordinary shares of Yorkshire Electricity wholly unconditional in all respects and, thereby, committed the joint venture to purchase all the outstanding shares of Yorkshire Electricity. As of June 30, 1997, valid acceptances of Yorkshire Holdings' offer to purchase shares of Yorkshire Electricity had been received representing virtually 100% of Yorkshire Electricity's issued share capital.

     Total consideration paid by Yorkshire Holdings was approximately
$2.4 billion (1.5 billion pounds sterling). Effective April 1, 1997, PSCo, through New Century International, Inc., recorded its 50% ownership interest in Yorkshire Electricity with a total equity investment of approximately $360 million. This investment is being accounted for using the equity method of accounting. For a more detailed discussion regarding this acquisition, see Note
2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements.

     On July 2, 1997, the United Kingdom's Labour Party proposed a budget that includes a windfall tax on certain privatized business entities. The windfall tax liability for Yorkshire Electricity is estimated to be 135 million pounds sterling ($222 million). The tax is expected to be enacted in the third quarter of 1997 and would be payable in two installments with the first in December 1997 and the second installment a year later. PSCo's share of the proposed tax is estimated to be approximately $111 million. The net earnings effect on PSCo of the proposed tax is currently being assessed and is expected to be recorded when the proposed tax is enacted.

CAROLINA ENERGY LIMITED PARTNERSHIP INVESTMENT

     The Carolina Energy Partnership, a waste-to-energy cogeneration facility, was originally scheduled to be completed later in 1997 but was halted pending an independent analysis of the project's engineering and financial

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viability. Additionally, the banks providing debt financing to the project withheld funds for continued construction. Quixx, UE, other equity owners, senior creditors and the constructor have been unable to restructure the project on mutually agreeable terms. The construction contractor is demobilizing and, in June 1997, the creditors initiated remedies provided under the credit agreement. Accordingly, Management has determined it is unlikely the project will be completed under the present ownership, if at all, and Quixx's and UE's investments in the Carolina Energy Limited Partnership are unlikely to be recovered.

     As a consequence, in June 1997, Quixx wrote-off its investment of approximately $13.6 million in the Carolina Energy Limited Partnership. Additionally, UE wrote-off its net investment of approximately $2.4 million in this same partnership. Quixx held a one-third ownership interest, including a 1% general partnership interest, in the partnership. UE's net investment in the partnership was comprised of subordinated debt, the related interest receivable, as well as fees for engineering services.

EMPLOYEE MATTERS

     Several employee lawsuits have been filed against PSCo involving alleged discrimination or workers' compensation issues which have arisen during the normal course of business. Also, lawsuits have been filed against PSCo alleging breach of certain fiduciary duties to employees. The plaintiffs lawsuits are in various stages of litigation and/or appeal(s), including settlement discussions, with the appropriate state judicial courts. PSCo intends to contest, or is actively contesting, all such lawsuits, and believes the ultimate outcome will not have a material adverse impact on the Company's results of operations, financial position or cash flow.

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